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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dart Holding Company Ltd

We consent to the incorporation by reference in the registration statement No. 333-186228 on Form S-8 pertaining to the 2012 Share Incentive Plan of Era Group Inc. and registration statements No. 333-187116 and No 333-214402 on Form S-8 pertaining to the 2013 Employee Stock Purchase Plan of Era Group Inc. of our report dated February 27, 2017, with respect to the consolidated balance sheets of Dart Holding Company Ltd.as of December 31, 2016 and 2015, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2016, not included herein, which report appears in the December 31, 2017 annual report on Form 10-K of Era Group Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 8, 2018

Montréal, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.